Exhibit 23.01

HJ ASSOCIATES & CONSULTANTS, L.L.P.
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

50 West Broadway, Suite 600
Salt Lake City, Utah 84101
(801) 328-4408
Fax (801) 328-4461
www.hjcpafirm.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Omnitek Engineering Corporation
San Marcos, California

We hereby consent to incorporation by reference in Registration Statement No. 3 on Form 10 of Omnitek Engineering Corporation, of our report, dated April 6, 2010, related to our audits of the financial statements as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009, and to all references of our firm included in this Form 10 Registration Statement Amendment No. 3.

HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 22, 2011